Integra Bank Corporation Reports First Quarter 2010 Results

EVANSVILLE, INDIANA – May 5, 2010 – Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported financial results for the first quarter of 2010.

The net loss available to common shareholders for the first quarter of 2010 was $53.9 million, or $2.61 per diluted share, compared to $96.1 million, or $4.64 per diluted share for the fourth quarter of 2009.  The provision for loan losses was $52.7 million, up $22.2 million from $30.5 million during the fourth quarter of 2009, while net charge-offs totaled $39.4 million, or 7.67% of total loans on an annualized basis, an $18.2 million increase from $21.2 million, or 3.86% of total loans annualized for the fourth quarter of 2009. The net interest margin was 2.40% for both the first quarter of 2010 and the fourth quarter of 2009.

“Our first quarter results reflect continued weakness in commercial real estate, which was reflected in our large provision and net charge-offs as well as a change in our non-performing asset disposition strategy that will result in quicker disposition of those assets as opportunities arise.  We will take advantage of opportunities to sell, exchange for other assets or accept discounted payoffs where appropriate, particularly in situations where we believe it would take several quarters for values to recover.  Our efforts continue to be focused around reducing our level of non-performing assets, improving our capital and liquidity and increasing the operating income of our core community banking franchise,” stated Mike Alley, Chairman and CEO.  “Since we announced our results for 2009 approximately two months ago, we have announced two branch and loan sales in addition to the three pending multi-branch/loan transactions we announced earlier.  These pending branch sale transactions are a key component of our plan to increase regulatory capital.” Alley added.

The net loss for the first quarter of 2010 stems mainly from the provision for credit losses.  The net loss for the fourth quarter of 2009 included an increase in the tax valuation allowance of $75.6 million, a $5.3 million deposit premium and a $1.5 million write-down of the two banking facilities that were retained in a branch sale.  Non-performing assets increased $11.6 million during the first quarter of 2010 to $258.5 million at March 31, 2010.

Integra Bank N.A. (“Integra Bank”) has agreed to sell its offices located in Mayfield and Cadiz, Kentucky, along with a group of commercial loans to FNB Bank, Inc. (“FNB”) of Mayfield, Kentucky.  The Company expects these transactions will close in the third quarter of 2010 and improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 75 basis points, while increasing its tier 1 leverage ratio by approximately 50 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 25 basis points.

Integra Bank has agreed to sell its Maysville and Mt. Olivet, Kentucky and Ripley and Aberdeen, Ohio banking offices to Citizens Deposit Bank and Trust (“Citizens”), of Vanceburg, Kentucky, as well as a group of commercial loans.  The Company expects these transactions to also close in the third quarter of 2010 and that they will improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 55 basis points, while increasing its tier 1 leverage ratio by approximately 30 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 15 basis points.

Integra Bank has also agreed to sell thirteen banking centers along with groups of commercial loans in three previously disclosed transactions with United Community Bank (“United”), The Cecilian Bank (“Cecilian”), and First Security Bank (“First Security”).  These transactions are expected to close in June or July of 2010 and are expected to include approximately $265.0 million in loans and $287.6 million in deposits, while generating deposit premiums less loan discounts of approximately $12.4 million.  These three transactions are expected to improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 210 basis points, while increasing its tier 1 leverage ratio by approximately 130 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 70 basis points.

The closing of the branch sale to First Security, FNB and Citizens is dependent on their ability to raise additional capital to obtain approval by their primary regulators.  The other two transactions are not dependent on the acquirers’ ability to raise additional capital and have received regulatory approval.  Therefore, the loans, premises and equipment for these two other transactions are classified as held for sale at March 31, 2010.

The allowance to total loans increased 96 basis points during the first quarter of 2010, to 5.35% at March 31, 2010, and the allowance to non-performing loans increased from 41% to 46%.  Non-performing loans increased $7.2 million to $222.1 million, or 11.66% of total loans, compared to $214.9 million, or 10.6% of total loans at December 31, 2009.  The increase in non-performing loans was due to additional loans being classified as non-performing, partially offset by an increase in net charge-offs of $18.2 million.

Net interest income was $14.9 million for the first quarter of 2010, compared to $15.7 million for the fourth quarter of 2009, while the net interest margin remained at 2.40%.  The yield on earning assets declined 1 basis point during the first quarter of 2010, while liability costs declined by 6 basis points.

Commercial loan average balances decreased $66.7 million in the first quarter of 2010, or 16.6% on an annualized basis.  Commercial and industrial loan average balances decreased $19.5 million, from the fourth quarter of 2009, partially as a result of the loan and branch sales to The Bank of Kentucky late in the fourth quarter.  There was also a decline in construction and land development loans of $48.1 million.  Low cost deposit average balances decreased $44.1 million during the first quarter of 2010 to $1.0 billion.  The decrease was primarily due to The Bank of Kentucky transactions which included the sale of $35.9 million in low cost deposits in December 2009.

Non-interest income was $7.6 million for the first quarter of 2010, compared to $13.8 million for the fourth quarter of 2009.  The difference was largely due to the fourth quarter of 2009 $5.3 million deposit premium from The Bank of Kentucky transaction.  The first quarter also included a decrease of $1.1 million in deposit service charges and an other-than-temporary impairment charge on two trust preferred securities of $0.2 million.

Non-interest expense was $22.5 million for the first quarter of 2010, compared to $23.2 million for the fourth quarter of 2009.  During the fourth quarter of 2009, building impairment charges of $1.6 million were taken to reflect the fair value of three properties that were held for sale.

The Company established an addition to its deferred income tax valuation reserve of $19.0 million for the tax benefit generated during the first quarter of 2010 that resulted from its reported loss.

Integra Bank’s total risk-based capital ratio was 8.00%, a decrease of 205 basis points from December 31, 2009, which classifies Integra Bank as adequately capitalized for regulatory purposes at March 31, 2010.  The Company was considered undercapitalized for the Tier 1 leverage ratio under regulatory guidelines.  The decrease resulted from the impact of the quarter’s net loss.  Integra Bank’s tier 1 risk-based capital ratio decreased 205 basis points to 6.71% and its tier 1 leverage ratio decreased 139 basis points to 4.91%.  In August 2009, Integra Bank agreed with the OCC to develop a plan to increase the bank’s tier one capital level to at least 8%, and its risk-based capital to at least 11.5%.  The OCC continues to reevaluate Integra Bank’s progress towards the higher capital ratios.

Conference Call

Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on, Wednesday May 5, 2010, at 4:00 p.m. CT. The telephone number for the conference call is 877-212-6067, confirmation code 73229033.  The conference call will also be available by webcast at http://www.integrabank.com.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of March 31, 2010, Integra Bank has $2.9 billion in total assets and operates 69 banking centers and 118 ATMs at locations in Indiana, Kentucky, Illinois and Ohio.  Integra Bank Corporation's common stock is listed on the Nasdaq Global Market under the symbol IBNK.  Additional information may be found at www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words "may," "will," "should," "would," "anticipate," "expect," "plan," "believe," "intend," and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, including:  (1) the effects of the current recession in the markets in which we primarily do business; (2) changes in the interest rate environment that reduce our net interest margin; (3) unanticipated additional loan charge-offs and loan loss provisions; (4) our ability to maintain required capital levels and adequate sources of funding and liquidity; (5) additional declines in value of our investment securities portfolio, including adverse developments affecting the issuers of trust preferred and collateralized securities we hold; (6) changes and trends in capital markets; (7) competitive pressures from other depository institutions that increase our funding costs; (8) unanticipated effects or changes in critical accounting policies and judgments; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect us or the banking industry; (10) our ability to attract and retain key personnel; (11) our ability to maintain security for confidential information in our computer systems and telecommunications network; (12) the effects of our participation in the CPP and possible changes to that program; (13) additional increases in insurance premiums we pay to the Federal Deposit Insurance Corporation; (14) our ability to comply with the terms of commitments we have made to federal banking authorities to increase capital ratios and other actions; (15) the impact of our decisions to suspend paying cash dividends on common and preferred stock and defer interest payments on our subordinated debt relating to our trust preferred securities; (16) our ability to once again comply with the minimum bid requirement necessary for our shares to be listed on the Nasdaq Stock Market or gain shareholder approval of a planned reverse stock split; (17) our ability to execute our plans to exit the commercial real estate lending business, close all pending sales of multiple branch clusters and loan pools and reduce our cost structure; (18) our inability to use brokered deposits as a funding source or set deposit interest rates above the national market rates since we are considered adequately capitalized under regulatory guidelines; and (19) damage to our reputation that could result from adverse developments with respect to the foregoing, including our ability to retain customers and attract new ones, our cost of funding and our level of liquidity as well as other factors we describe in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Michael J. Alley, Chairman and CEO - 812-461-5795
Michael B. Carroll, Chief Financial Officer - 812-464-9673
Gretchen A. Dunn, AVP, Shareholder Relations - 812-464-9677

Web site:

We routinely post important information for investors on our website, http://www.integrabank.com, in the "Investor Relations" section under "Corporate Information".  We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Summary Operating Results Data

Here is a summary of Integra Bank Corporation’s first quarter 2010 operating results:

Net income (loss) available to common shareholders of $(53.9) million for first quarter 2010
• Compared with $(96.1) million for fourth quarter 2009
• Compared with $(28.5) million for first quarter 2009

Diluted net income (loss) per common share of $(2.61) for first quarter 2010
• Compared with $(4.64) for fourth quarter 2009
• Compared with $(1.37) for first quarter 2009

Return on assets of (7.27)% for first quarter 2010
• Compared with (12.09)% for fourth quarter 2009
• Compared with (3.25)% for first quarter 2009

Return on common equity of (1418.39)% for first quarter 2010
• Compared with (333.05)% for fourth quarter 2009
• Compared with (56.62)% for first quarter 2009

Net interest margin of 2.40% for first quarter 2010
• Compared with 2.40% for fourth quarter 2009
• Compared with 2.39% for first quarter 2009

Allowance for loan losses of $102.0 million or 5.35% of loans at March 31, 2010
• Compared with $88.7 million or 4.39% at December 31, 2009
• Compared with $78.5 million or 3.24% at March 31, 2009
• Equaled 45.9% of non-performing loans at March 31, 2010, compared with 41.3% at December 31, 2009 and 41.5% at March 31, 2009

Non-performing assets of $258.5 million or 13.31% of loans and other real estate owned at March 31, 2010
• Compared with $246.9 million or 12.03% at December 31, 2009
• Compared with $209.1 million or 8.55% at March 31, 2009

Annualized net charge-off rate of 7.67% for first quarter 2010
• Compared with 3.86% for fourth quarter 2009
• Compared with 2.86% for first quarter 2009

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,	March 31,
ASSETS	2010	2009	2009
Cash and due from banks	$409,335	$304,921	$353,743
Federal funds sold and other short-term investments	49,777	49,653	514
Loans held for sale (at lower of cost or market value)	110,667	93,572	7,956
Securities available for sale	359,448	361,719	541,883
Securities held for trading	215	36	-
Regulatory stock	26,299	29,124	29,137
Loans	1,905,502	2,019,732	2,425,999
Less: Allowance for loan losses	(101,981)	(88,670)	(78,525)
Net loans	1,803,521	1,931,062	2,347,474
Premises and equipment	37,582	37,814	46,834
Premises and equipment held for sale	4,554	4,249	-
Other intangible assets	7,830	8,242	9,507
Other assets	103,302	101,549	218,485
TOTAL ASSETS	$2,912,530	$2,921,941	$3,555,533

LIABILITIES
Deposits:
Non-interest-bearing demand	$252,882	$263,530	$299,454
Non-interest-bearing held for sale	7,533	7,319	-
Interest-bearing	2,064,644	2,004,369	2,280,589
Interest-bearing held for sale	92,514	89,888	-
Total deposits	2,417,573	2,365,106	2,580,043
Short-term borrowings	62,134	62,114	277,040
Long-term borrowings	348,774	361,071	392,562
Other liabilities	31,474	31,304	44,386
TOTAL LIABILITIES	2,859,955	2,819,595	3,294,031

SHAREHOLDERS' EQUITY
Preferred stock - no par, $1,000 per share liquidation preference -
1,000,000 shares authorized	82,095	82,011	81,761
Common stock - $1.00 stated value - 129,000,000 shares authorized	20,903	20,848	20,745
Additional paid-in capital	216,988	216,939	209,168
Retained earnings	(264,250)	(210,371)	(44,435)
Accumulated other comprehensive income (loss)	(3,161)	(7,081)	(5,737)
TOTAL SHAREHOLDERS' EQUITY	52,575	102,346	261,502
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,912,530	$2,921,941	$3,555,533

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
INTEREST INCOME
Interest and fees on loans and leases	$21,618	$23,178	$24,566	$25,489	$25,952
Interest and dividends on securities available for sale	3,544	3,514	3,857	5,830	6,474
Interest on securities held for trading	-	58	81	22	-
Dividends on regulatory stock	221	169	337	157	521
Interest on loans held for sale	26	197	89	127	103
Interest on federal funds sold and other investments	219	206	272	174	93
Total interest income	25,628	27,322	29,202	31,799	33,143

INTEREST EXPENSE
Interest on deposits	8,102	8,919	10,356	11,759	12,187
Interest on short-term borrowings	45	68	268	583	763
Interest on long-term borrowings	2,621	2,606	2,528	2,683	2,710
Total interest expense	10,768	11,593	13,152	15,025	15,660

NET INTEREST INCOME	14,860	15,729	16,050	16,774	17,483
Provision for loan losses	52,700	30,525	18,913	32,536	31,394
Net interest income after provision for loan losses	(37,840)	(14,796)	(2,863)	(15,762)	(13,911)

NON-INTEREST INCOME
Service charges on deposit accounts	3,985	5,096	5,335	5,035	4,413
Trust income	495	450	630	563	459
Debit card income-interchange	1,310	1,363	1,368	1,373	1,257
Other service charges and fees	1,079	995	1,098	951	1,093
Securities gains (losses)	(212)	3	6,578	(18,835)	(1,170)
Gain (Loss) on sale of other assets	65	4,965	(219)	(22)	2,496
Warrant fair value adjustment	-	-	-	(1,407)	(4,738)
Other	868	961	37	1,358	1,682
Total non-interest income	7,590	13,833	14,827	(10,984)	5,492

NON-INTEREST EXPENSE
Salaries and employee benefits	9,198	8,411	10,187	11,561	12,075
Occupancy	2,118	2,192	2,348	2,378	2,581
Equipment	750	745	749	808	849
Professional fees	1,693	1,967	1,699	2,057	1,730
Communication and transportation	997	968	1,126	1,091	1,161
Loan and OREO expense	1,597	1,122	2,545	1,888	5,448
Debt prepayment fees	-	-	27	1,511	-
FDIC Assessment	2,043	2,005	1,721	3,005	950
Other	4,097	5,748	3,967	4,870	4,679
Total non-interest expense	22,493	23,158	24,369	29,169	29,473
Income (Loss) before income taxes	(52,743)	(24,121)	(12,405)	(55,915)	(37,892)
Income taxes expense (benefit)	8	70,802	7,330	(7,451)	(9,831)
NET INCOME (LOSS)	(52,751)	(94,923)	(19,735)	(48,464)	(28,061)
Preferred stock dividends and discount accretion	1,128	1,129	1,117	1,139	413
NET INCOME (LOSS) AVAILABLE
TO COMMON SHAREHOLDERS	$(53,879)	$(96,052)	$(20,852)	$(49,603)	$(28,474)

Earnings (Loss) per common share:
Basic	$(2.61)	$(4.64)	$(1.01)	$(2.39)	$(1.37)
Diluted	(2.61)	(4.64)	(1.01)	(2.39)	(1.37)

Weighted average common shares outstanding:
Basic	20,666	20,685	20,707	20,715	20,732
Diluted	20,666	20,685	20,707	20,715	20,732

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	March 31,		December 31,		September 30,		June 30,		March 31,
	2010		2009		2009		2009		2009

EARNINGS DATA
Net Interest Income (tax-equivalent)	$15,034		$15,948		$16,472		$17,327		$18,135
Net Income (Loss)	(52,751)		(94,923)		(19,735)		(48,464)		(28,061)

COMMON SHARE DATA
Net Income (Loss)	(53,879)		(96,052)		(20,852)		(49,603)		(28,474)
Basic Earnings Per Share	(2.61)		(4.64)		(1.01)		(2.39)		(1.37)
Diluted Earnings Per Share	(2.61)		(4.64)		(1.01)		(2.39)		(1.37)
Dividends Declared	-		-		-		0.01		0.01

PERFORMANCE RATIOS
Return on Assets	(7.27	) %	(12.09	) %	(2.34	) %	(5.53	) %	(3.25	) %
Return on Common Equity	(1,418.39)		(333.05)		(59.09)		(111.70)		(56.62)
Net Interest Margin (tax-equivalent)	2.40		2.40		2.35		2.34		2.39
Tier 1 Risk-Based Capital	3.10		6.17		8.21		8.52		10.01
Total Risk-Based Capital	7.80		9.94		10.44		10.42		11.73
Tangible Common Equity to
Tangible Assets	(1.29)		0.42		3.44		3.97		4.80
Efficiency Ratio	96.70		92.75		96.76		102.45		107.66

AT PERIOD END
Assets	$2,912,530		$2,921,941		$3,258,325		$3,346,262		$3,555,533
Interest-Earning Assets	2,451,908		2,553,836		2,681,461		2,837,522		3,005,489
Total Loans	1,905,502		2,019,732		2,205,661		2,349,472		2,425,999
Deposits	2,417,573		2,365,106		2,472,763		2,474,355		2,580,043
Low Cost Deposits (1)	1,023,810		1,029,937		1,066,985		1,011,541		957,280
Interest-Bearing Liabilities	2,568,066		2,517,442		2,734,414		2,809,067		2,950,191
Shareholders' Equity	52,575		102,346		202,532		223,464		261,502
Unrealized Gains (Losses) on Market
Securities (FASB 115)	(1,227)		(4,977)		(2,453)		(2,057)		(5,150)

AVERAGE BALANCES
Assets	$2,940,807		$3,115,805		$3,349,459		$3,513,409		$3,500,401
Interest-Earning Assets (2)	2,526,744		2,645,521		2,790,157		2,961,519		3,053,716
Total Loans (3)	2,082,099		2,179,607		2,319,141		2,404,068		2,456,113
Deposits	2,389,650		2,445,514		2,520,448		2,575,429		2,513,377
Low Cost Deposits (1)	1,032,023		1,076,090		1,059,055		1,001,952		912,326
Interest-Bearing Liabilities	2,538,843		2,586,711		2,804,857		2,921,548		2,936,850
Shareholders' Equity	97,456		196,391		221,894		259,923		233,951
Basic Common Shares	20,666		20,685		20,707		20,715		20,732
Diluted Common Shares	20,666		20,685		20,707		20,715		20,732

(1) Defined as interest checking, demand deposit and savings accounts.
(2) Includes securities available for sale at amortized cost.
(3) Average total loans include loans held for sale in probable branch divestiture.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con't
(In thousands, except ratios and yields)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$220,744	$210,753	$185,558	$175,840	$186,770
Loans 90+ Days Past Due	1,361	4,127	4,339	6,573	2,444
Non-Performing Loans	222,105	214,880	189,897	182,413	189,214
Other Real Estate Owned	36,173	31,982	26,435	29,286	19,848
Trust preferred held for trading	215	36	-	-	-
Non-Performing Assets	$258,493	$246,898	$216,332	$211,699	$209,062

Allowance for Loan Losses:
Beginning Balance	$88,670	$79,364	$82,309	$78,525	$64,437
Provision for Loan Losses	52,700	30,525	18,913	32,536	31,394
Recoveries	724	1,007	538	442	330
Loans Charged Off	(40,113)	(22,226)	(22,396)	(29,194)	(17,636)
Ending Balance	$101,981	$88,670	$79,364	$82,309	$78,525

Ratios:
Allowance for Loan Losses to Loans	5.35%	4.39%	3.60%	3.50%	3.24%
Allowance for Loan Losses to Average
Loans	4.90	4.07	3.42	3.42	3.20
Allowance to Non-performing Loans	45.92	41.26	41.79	45.12	41.50
Non-performing Loans to Loans	11.66	10.64	8.61	7.76	7.80
Non-performing Assets to Loans and
Other Real Estate Owned	13.31	12.03	9.69	8.90	8.55
Net Charge-Off Ratio	7.67	3.86	3.74	4.80	2.86

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	4.18%	4.20%	4.18%	4.23%	4.26%
Securities	4.03	4.13	4.42	4.87	5.02
Regulatory Stock	3.08	2.32	4.63	2.15	7.14
Other Earning Assets	1.91	2.05	2.60	10.90	8.85
Total Earning Assets	4.13	4.14	4.22	4.38	4.47

Cost of Funds
Interest Bearing Deposits	1.55	1.65	1.84	2.07	2.23
Other Interest Bearing Liabilities	2.54	2.38	1.92	2.02	1.94
Total Interest Bearing Liabilities	1.72	1.78	1.86	2.06	2.16
Total Interest Expense to Earning Assets	1.73	1.74	1.87	2.04	2.08
Net Interest Margin	2.40%	2.40%	2.35%	2.34%	2.39%